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                                                                     EXHIBIT 3.1

                                   FORM OF

                           CERTIFICATE OF AMENDMENT OF

                          CERTIFICATE OF INCORPORATION

FIRST: That at a meeting of the Board of Directors of Mpower Holding Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered IV so that, as amended, said Article shall be and read as follows:

                                   ARTICLE IV

                                  Capital Stock

                  (1) Authorized Shares. The authorized capital stock of the Corporation shall consist of not more than 250,000,000 shares of stock which are divided into classes and which have such designations, preferences, limitations and relative rights as follows:

                  (i) 200,000,000 shares of common stock with a par value of $.001 per share, designated as "Common Stock".

                  (ii) 50,000,000 shares of preferred stock of $.001 per value, designated as "Preferred Stock". The Board of Directors of the Corporation shall be authorized and empowered to divide any or all shares of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any series so established. Before any shares of Preferred Stock of any particular series shall be issued, the Board of Directors shall fix and determine, and is hereby expressly empowered and authorized to fix and determine, in the manner provided by law, the following provisions of the shares of such series:

                           (a) The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

                           (b) The annual rate of dividends, if any, payable on shares of such series, whether dividends shall be cumulative and the conditions upon which and the date as of which such dividends shall be accumulated on all shares of such series;

                           (c) The time or times when and the price or prices at which shares of such series shall be redeemable, if at all, and the sinking fund provisions, if any, for the purchase or redemption of such shares;


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                           (d)      The amount payable on shares of such series
                                    in the event of any liquidation, dissolution or winding up of the affairs of the Corporation;

                           (e) The rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock or shares of any other series of Preferred Stock and the terms and conditions of such conversion or exchange; and

                           (f) Whether the shares of such series have voting rights and the extent of such voting rights, if any.

                           The Board of Directors is hereby expressly vested
with the authority by this certificate of incorporation to set the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any class or series of the capital stock of the Corporation. Such voting powers, designations, preferences, rights and qualifications, limitations or restrictions may be made dependent upon facts ascertainable outside this certificate of incorporation or of any amendment hereto, or outside the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors.

                  (2) Assessment of Shares. The capital stock of the corporation, after the amount of the subscription price has been paid, shall not be subject to pay debts of the corporation, and no capital stock issues as fully paid up shall ever be assessable or assessed.

FURTHER RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered V so that, as amended, said Article shall be and read as follows:

                                    ARTICLE V

                                    Directors

                  (1) Elections of directors of the Corporation need not be by written ballot, except and to the extent provided in the By-laws of the Corporation.

                  (2) To the fullest extent permitted by the General Corporation Law as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

                  (3) The members of the governing board of the Corporation shall be styled directors.

                  (4) The number of directors of the Corporation may be increased or decreased from time to time as shall be provided in the By-laws of the Corporation.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with


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Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.


                                            BY: ________________________________
                                                     (Authorized Officer)

                                            NAME: ______________________________
                                                     (Type or Print)


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